Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of Stellar Biotechnologies, Inc. of our report dated December 1, 2017, except for the effects of the share consolidation disclosed in Note 12 – Subsequent Events to the consolidated financial statements, as to which the date is May 7, 2018, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

May 7, 2018